Exhibit 2.2

MERGER AGREEMENT

This Merger Agreement, dated as of  March 30, 2017 (this “Agreement”), is entered into by and between Wrap Technologies, LLC, a Delaware limited liability company (“Wrap LLC”), and Megawest Energy Montana Corp., a Delaware corporation (the “Company”).

RECITALS

A. The Company has an authorized capital of 1000 shares of common stock, par value $0.01 per share (“Old Common Stock”), of which 1000 shares are issued and outstanding;

B. At the Effective Time (defined below), all of the shares of Old Common Stock are owned by Wrap LLC, its sole stockholder;

C. Each of the members listed on Schedule A (“Wrap Members”), collectively own 100% of the limited liability company interests in Wrap LLC (each, a “Membership Interest” and, collectively, the “Membership Interests”);

D. The parties desire to merge Wrap LLC with and into the Company, pursuant to which the Company will continuing as the surviving corporation and the separate existence of Wrap LLC will cease, upon the terms and subject to the conditions set forth in this Agreement (the “Merger”);

E. The board of directors of the Company and the managers of Wrap LLC have each determined that the Merger is advisable and in the best interest of the Company and Wrap LLC and have each approved and adopted this Agreement and recommended that the respective equity holders of the Company and Wrap LLC approve and adopt this Agreement and approve the Merger; and

F. The holders of the voting equity of each of the Company and Wrap LLC have unanimously approved and adopted this Agreement and the Merger.

NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants and agreements set forth in this Agreement, Wrap LLC and the Company agree as follows:

I. THE MERGER

1.1 Merger. In accordance with the provisions of this Agreement and the Delaware General Corporation Law (the “DGCL”), at the Effective Time (as defined below), Wrap LLC will be merged with and into the Company, Wrap LLC’s separate existence will cease and the Company will be the surviving corporation in the Merger and shall succeed to and assume all the rights and obligations of Wrap LLC. The Company, as the surviving corporation after the Merger, is herein sometimes referred to as the “Surviving Corporation.”

1.2 Filing and Effectiveness. The parties will cause a Certificate of Merger (the “Certificate of Merger”) in substantially the form of Exhibit A hereto, meeting the requirements of the DGCL, to be executed and filed with the Secretary of State of the State of Delaware. The Merger will become effective at the time when the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware (the “Effective Time”).

1.3 Effects of the Merger.

(a) General. The Merger will have the effects specified in Section 259 of the DGCL.

(b) Certificate of Incorporation and Bylaws. At the Effective Time, the Company’s certificate of incorporation shall be amended and restated as set forth in Exhibit B attached hereto (the “Certificate of Incorporation”) and shall continue to be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and applicable law. The Company’s bylaws as in effect immediately prior to the Effective Time (the “Bylaws”) will be the Surviving Corporation’s bylaws until thereafter amended in accordance with the provisions thereof and applicable law.

(c) Directors and Officers. Following the Effective Time, the directors of the Company immediately prior to the Effective Time shall be the directors of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation, retirement, disqualification or removal in accordance with applicable law and the Certificate of Incorporation and Bylaws.

(d) Effect on Capital Stock. At and as of the Effective Time, without any action on the part of Wrap LLC or the Company, as the case may be, or of any holder of any Membership Interests, shares of capital stock of or other equity interest in Wrap LLC or the Company, the Membership Interests, shares of capital stock and other securities of Wrap LLC and the Company will be treated as follows:

(i) Cancellation of Old Common Stock. Each share of Old Common Stock outstanding immediately prior to the Effective Time will be canceled without payment of any consideration therefor and shall cease to exist.

(ii) Conversion of the Membership Interests. All the Membership Interests issued and outstanding immediately prior to the Effective Time will be converted into and exchanged for 20,000,000 validly issued, fully paid and nonassessable shares of the common stock of the Surviving Corporation, par value $0.0001 per share (“Surviving Common Stock”).

(iii) Surrender of Old Common Stock. At or before the Effective Time, Wrap LLC shall surrender any and all outstanding certificates representing shares of Old Common Stock to the Surviving Corporation.

1.4 Taking of Necessary Action; Further Action. Prior to the Effective Time, the Company and Wrap LLC shall take all such action as shall be necessary or appropriate to effectuate the Merger. If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers, and franchises of the Company and Wrap LLC, the officers and directors of the Surviving Corporation are fully authorized, in the name of and on behalf of the Company and Wrap LLC, to take, and the Company will cause them to take, all such lawful and necessary action.

II. GENERAL

2.1 Termination. Wrap LLC and the Company, by written agreement, may terminate this Agreement as to all parties and the Merger may be abandoned for any reason whatsoever, at any time prior to the Effective Time.

2.2 No Third Party Beneficiaries. There are no third party beneficiaries having rights under or with respect to this Agreement.

2.3 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law principles.

2.4 Amendments. This Agreement may not be amended or modified except by a writing signed by all of the parties.

2.5 Entire Agreement. This Agreement, together with the Exhibits hereto, constitutes the entire agreement and understanding of the parties in respect of its subject matter and supersedes all prior understandings, agreements or representations by or among the parties, written or oral, to the extent they relate in any way to the subject matter hereof.

2.6 Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed to be an original and all of which together will constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their authorized representative as of the date stated in the introductory paragraph of this Agreement.

WRAP TECHNOLOGIES, LLC
By:	/s/ James A. Barnes
Name:	James A. Barnes
Title:	Managing Member

MEGAWEST ENERGY MONTANA CORP.

By:	/s/ Stephen Brunner
Name:	Stephen Brunner
Title:	President

Merger Agreement
Signature Page

EXHIBIT A

CERTIFICATE OF MERGER

OF

WRAP TECHNOLOGIES, LLC

WITH AND INTO

MEGAWEST ENERGY MONTANA CORP.

Pursuant to Title 8, Section 264(c) of the Delaware General Corporation Law and Title 6, Section 18-209 of the Delaware Limited Liability Company Act, the undersigned corporation, hereby certifies that:

FIRST: The name of the surviving corporation is Megawest Energy Montana Corp., a Delaware corporation, and the name of the limited liability company being merged into this surviving corporation is Wrap Technologies, LLC.

SECOND: An agreement of merger has been approved, adopted, certified, executed and acknowledged by the surviving corporation and the merging limited liability company in accordance with the requirements of Delaware law.

THIRD: The name of the surviving corporation following the consummation of the Merger shall be Wrap Technologies, Inc., a Delaware corporation.

FOURTH: The merger is to become effective upon the filing of this certificate of merger.

FIFTH: The Company’s certificate of incorporation shall be amended and restated in the merger, and the certificate of incorporation of the surviving corporation shall be as set forth in Exhibit A attached hereto.

SIXTH: The executed agreement of merger is on file at 4620 Arville Street, Ste E, Las Vegas, NV 89103, the address of the principal place of business of the surviving corporation.

SEVENTH: A copy of the agreement of merger will be furnished by the surviving corporation, on request and without cost, to any stockholder of any constituent corporation or member of any constituent limited liability company.

IN WITNESS WHEREOF, Megawest Energy Montana Corp. has caused this certificate to be signed by an authorized officer on this 30th day of March, 2017.

MEGAWEST ENERGY MONTANA CORP.

By:
Name:
Title:

EXHIBIT B

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

MEGAWEST ENERGY MONTANA, INC.

ARTICLE ONE

The name of this Corporation is Wrap Technologies, Inc.

ARTICLE TWO

The address of the Corporation’s registered office in the State of Delaware is to be located at 160 Greentree Drive, Ste 101, Dover, DE 19904. The registered agent in charge thereof is National Registered Agents, Inc.

ARTICLE THREE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE FOUR

The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock”.

The total number of shares this Corporation shall have authority to issue is 155,000,000. 150,000,000 shares shall be designated Common Stock and shall have a par value of $0.0001 per share. 5,000,000 shares shall be designated Preferred Stock and shall have a par value of $0.0001 per share.

The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized, subject to limitations prescribed by law, to fix by resolution or resolutions the designations, powers, preferences, and rights and the qualifications, limitations, or restrictions thereof, of each such series of Preferred Stock, including without limitation, authority to fix by resolution or resolutions the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and liquidation preferences of any wholly unissued series of Preferred Stock, and the number of shares constituting such series and the designation thereof, or any of the foregoing. The Board of Directors is further authorized to increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any series, the number of which was fixed by it, subsequent to the issue of shares of such series then outstanding, subject to the powers, preferences, and rights and the qualifications, limitations, and restrictions thereof stated in the resolution of the Board of Directors originally fixing the number of shares of such series. If the number of shares of any series is so decreased, then the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

ARTICLE FIVE

The Corporation is to have perpetual existence.

ARTICLE SIX

The number of Directors which constitutes the whole Board of Directors of the Corporation and the manner of their election shall be designated in the Bylaws of the Corporation.

ARTICLE SEVEN

(a)                 The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by this Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

(b)               In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend, alter or repeal the Bylaws of the Corporation. The affirmative vote of at least a majority of the Board of Directors then in office shall be required in order for the Board of Directors to adopt, amend, alter or repeal the Corporation’s Bylaws. The Corporation’s Bylaws may also be adopted, amended, altered or repealed by the stockholders of the Corporation in accordance with the Bylaws. No Bylaw hereafter legally amended, altered or repealed shall invalidate any prior act of the directors or officers of the Corporation that would have been valid if such Bylaw had not been amended, altered or repealed.

(c)                  Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

(d)                Subject to the rights of any holders of any series of Preferred Stock to act by written consent as specified in any duly authorized certificate of designation of any series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any action by written consent by such stockholders.

(e)                Subject to the rights of holders of any series of Preferred Stock then outstanding to elect additional directors under specified circumstances, the number of directors that constitute the whole Board of Directors shall be fixed exclusively in the manner designated in the Bylaws of the Corporation.

ARTICLE EIGHT

(a)                 To the fullest extent permitted by the Delaware General Corporation Law as the same exists or as may hereafter be amended, a Director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director; provided, however, that this provision shall not eliminate or limit the liability of a Director: (i) for any breach of the Director’s duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve material misconduct or a knowing violation of law; (iii) under the Delaware General Corporation Law; or (iv) for any transaction from which the Director derived an improper personal benefit

(b)                  The Corporation may indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative, or investigative, by reason of the fact that he or his testator or testate is or was a director, officer, employee, or agent of the Corporation or any predecessor of the Corporation or serves or served at any other enterprise as a director, officer, employee, or agent at the request of the Corporation or any predecessor to the Corporation.

(c)                  Neither any amendment nor repeal of this Article Eight, nor the adoption of any provision of this Corporation’s Certificate of Incorporation inconsistent with this Article Eight, shall eliminate or reduce the effect of this Article Eight in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article Eight, would accrue or arise, prior to such amendment, repeal, or adoption of an inconsistent provision.

ARTICLE NINE

(a)                 Any director may be removed from the Board of Directors by the stockholders of the Corporation only for cause, and in such case only by the affirmative vote of the holders of at least a majority of the voting power of the issued and outstanding shares of capital stock of the Corporation then entitled to vote in the election of directors. Vacancies occurring on the Board of Directors for any reason and newly created directorships resulting from an increase in the authorized number of directors may be filled solely by a vote of a majority of the remaining members of the Board of Directors, although less than a quorum, or by a sole remaining director, at any meeting of the Board of Directors. A person so elected by the Board of Directors to fill a vacancy or newly created directorship shall hold office until the next election of the Board of Directors and until his or her successor shall be duly elected and qualified. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

(b)                  At each meeting of stockholders of the Corporation at which directors are to be elected, directors shall be elected by a plurality of the votes of the issued and outstanding shares of captital stock of the Corporation present in person or represented by proxy at the meeting and entitled to vote on the election of directors. Cummulative voting for the election of directors shall not be permitted.

ARTICLE TEN

Advance notice of new business and stockholder nominations for the election of Directors shall be given in the manner and to the extent provided in this Bylaws of the Corporation.

ARTICLE ELEVEN

The Corporation reserves the right to amend or repeal any provision contained in this Amended and Restated Certificate of Incorporation in the manner prescribed by the laws of Delaware and all rights conferred upon stockholders are granted subject to this reservation.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by the undersigned, a duly authorized officer of the Corporation, on March 31, 2017

By: /s/ James A. Barnes Name: James A. Barnes Title: President & Chief Executive Officer